CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Cash Reserves:

We consent to the use of our report dated September 28, 2015, with respect to the financial statements and financial highlights of Oppenheimer Cash Reserves as of July 31, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and the “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP
KPMG LLP

Denver, Colorado

October 23, 2015